                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ----------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b) (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                              (Amendment No. 1 )*





                               JPS Industries Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)
                                  Common Stock
-------------------------------------------------------------------------------
                           (Title of Class Securities)
                                    46624E405
-------------------------------------------------------------------------------
                                 (CUSIP Number)
                                October 29, 1999
-------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

     Check the  appropriate  box to  designate  the rule  pursuant to which this schedule is filed:

         X Rule 13d-1 (b)
         _ Rule 13d-1 (c)
         _ Rule 13d-1 (d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes)

--------------------------------------------------------------------------------
   CUSIP NO. 46624E405   13G                                   PAGE 2 OF 5 PAGES
--------------------------------------------------------------------------------
     1      NAME OF REPORTING PERSON
           S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Merrill Lynch, Pierce, Fenner & Smith Incorporated
           #13-5674085

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
     2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   Joint Filing
                                                    (a)
                                                    (b)
-------------------------------------------------------------------------------
     3      SEC USE ONLY
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
     4      CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                          5      SOLE VOTING POWER

         NUMBER OF              None

                        --------------------------------------------------------
                        --------------------------------------------------------
    SHARES BENEFICIALLY   6      SHARED VOTING POWER
       OWNED BY EACH
                                0

                        --------------------------------------------------------
                        --------------------------------------------------------
                          7      SOLE DISPOSITIVE POWER
   REPORTING PERSON WITH
                                None

                        --------------------------------------------------------
                        --------------------------------------------------------
                          8      SHARED DISPOSITIVE POWER

                                0
   -----------------------------------------------------------------------------
   -----------------------------------------------------------------------------
     9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             0

   -----------------------------------------------------------------------------
   -----------------------------------------------------------------------------
     10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



   -----------------------------------------------------------------------------
   -----------------------------------------------------------------------------
     11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             0

   -----------------------------------------------------------------------------
   -----------------------------------------------------------------------------
     12     TYPE OF REPORTING PERSON*

           BD, CO

   -----------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

                                  SCHEDULE 13G

Item 1 (a)                 Name of Issuer:

                           JPS Industries Inc. (the "Company")

Item 1 (b)                 Address of Issuer's Principal Executive Offices:
                           -----------------------------------------------

                           555 North Pleasantburg Drive
                           Suite 202
                           Greenville, SC 29607

Item 2 (a)                 Names of Person Filing:
                           ----------------------

                           Merrill Lynch, Pierce, Fenner & Smith Incorporated

Item 2 (b)                 Address of Principal Business Office, or, if None,
                           Residence:
                           -----------------------------------------------------

                           Merrill Lynch, Pierce, Fenner & Smith Incorporated World Financial Center
                           North Tower
                           250 Vesey Street
                           New York, New York 10281

Item 2 (c)                 Citizenship:

                           See Item 4 of Cover Pages

Item 2 (d)                 Title of Class of Securities:
                           ----------------------------

                           See Cover Page

Item 2 (e)                 CUSIP Number:

                           See Cover Page
Item 3

                  Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S") is a broker-dealer registered under Section 15 of the Securities Exchange Act of 1934.

Item 4            Ownership

                  (a) Amount Beneficially Owned:

                  See Item 9 of Cover Pages. Pursuant to ss. 240.13d-4, MLPF&S (the "Reporting Person") disclaims beneficial ownership of the securities of the Company referred to herein, and the filing of this
         Schedule 13G shall not be construed as an admission that the Reporting Person is, for the purposes of Section 13(d) or 13(g) of the Act, the beneficial owner of any securities of the Company covered by this statement, other than certain securities of the Company held in MLPF&S proprietary accounts.

                                            Page 3 of 5 Pages


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                  (b) Percent of Class

                                    See Item 11 of Cover Pages

                  (c) Number of shares as to which such person has:

                           (i) sole power to vote or to direct the vote

                                    See Item 5 of Cover Pages

                           (ii) shared power to vote or to direct the vote

                                    See Item 6 of Cover Pages

                           (iii) sole power to dispose or to direct the disposition of

                                    See Item 7 of Cover Pages

                           (iv) shared power to dispose or to direct the disposition of

                                    See Item 8 of Cover Pages

Item 5             Ownership of Five Percent or Less of a Class.
                   --------------------------------------------

                   If this statement is being filed to report the fact that as of the date hereof of the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. /X/

Item 6           Ownership of More than Five Percent on Behalf of Another Person
                 ---------------------------------------------------------------

                           Not Applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Company.

                   -----------------------------

                           Not Applicable

Item 8             Identification and Classification of Members of the Group.
                   ---------------------------------------------------------

                           Not Applicable

Item 9             Notice of Dissolution of Group
                   ------------------------------

                           Not Applicable




                                            Page 4 of 5 Pages

Item 10                    Certification

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.





Signature.

         After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


Date: November 12, 1999

                         Merrill Lynch, Pierce, Fenner & Smith Incorporated


                         By:      /s/ Andrea Lowenthal
                         Name:    Andrea Lowenthal*
                         Title:   Attorney-In-Fact









*Signed pursuant to a Power of Attorney, dated November 17, 1995, included as Exhibit A to Schedule 13G filed with the Securities and Exchange Commission by Merrill Lynch, Pierce, Fenner & Smith, Inc. on February 12, 1999 with respect to International Paper Co. and incorporated herein by reference.


                            Page 5 of 5 Pages